Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of July 10, 2011

among

LONZA GROUP LTD.,

LG ACQUISITION CORP.

and

ARCH CHEMICALS, INC.

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER, dated as of July 10, 2011 (this “Agreement”), is among LONZA GROUP LTD., a company organized under the laws of Switzerland (“Parent”), LG ACQUISITION CORP., a Virginia corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and ARCH CHEMICALS, INC., a Virginia corporation (the “Company”).  Certain terms used in this Agreement are used as defined in Section 9.11.

  WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, including the plan of merger in the form attached hereto as Exhibit A (the “Plan of Merger”);

  WHEREAS, it is proposed that pursuant to this Agreement, and subject to the terms and conditions set forth herein, Parent will cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) at a price per share of $47.20, net to the seller in cash (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement;

  WHEREAS, following the consummation of the Offer, Merger Sub will merge (the “Merger”) with and into the Company in accordance with the Virginia Stock Corporation Act of the Commonwealth of Virginia (the “VSCA”) and the Plan of Merger, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent;

  WHEREAS, the Board of Directors of the Company, by a unanimous vote of the directors present, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interest of the Company and its shareholders, (ii) adopted this Agreement and the Plan of Merger and approved the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the VSCA and (iii) subject to the terms and conditions set forth herein, resolved to recommend acceptance of the Offer and, if necessary, approval of this Agreement and the Plan of Merger by the Company’s shareholders; and

  WHEREAS, the respective Boards of Parent and Merger Sub have adopted, approved and declared advisable this Agreement providing for the Offer and the Merger in accordance with the VSCA and the Plan of Merger, upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Offer

                  SECTION 1.1.  The Offer.

                      (a)           As promptly as reasonably practicable, and in any event within five (5) Business Days of the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase all outstanding shares of Company Common Stock at the Offer Price.  The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver by Merger Sub of the conditions set forth in Annex A hereto (the “Offer Conditions”).  Merger Sub expressly reserves the right, in its sole discretion, to waive any Offer Condition in whole or in part, at any time or from time to time, or to modify the terms or conditions of the Offer, except that, without the written consent of the Company, Merger Sub shall not, and Parent shall not permit Merger Sub to, (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of shares of Company Common Stock subject to the Offer, (iv) waive or change the Minimum Condition or the Termination Condition (each as defined in Annex A), (v) add to the Offer Conditions, (vi) terminate, or extend or otherwise amend or modify the expiration date of the Offer except as required or permitted by Section 1.1(b) or (vii) amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Company Common Stock.  The Company agrees that no Company Common Stock held by the Company, Merger Sub or any of their respective Subsidiaries will be tendered in the Offer; provided that the Company shall be permitted to tender Company Common Stock held or beneficially owned by the Company pursuant to or in respect of a Company Plan or a trust that relates to obligations pursuant to a Company Plan.

                      (b)           The Offer shall expire on the date that is twenty (20) Business Days after the commencement of the Offer (determined using Rule 14d-1(g)(3) of the Exchange Act); provided, however, that, subject to the provisions of Article VIII, if at any scheduled expiration date of the Offer, the Offer Conditions shall not have been satisfied or waived, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for one or more consecutive increments, each lasting until the earliest to occur of (i) a date that is no more than five (5) Business Days after such previously scheduled expiration date (or such other period of time to which the Company may consent in writing) or (ii)  nine (9) months from the date hereof (the “Walk-Away Date”); provided further, that Merger Sub may (and shall where fewer than 90% of the total shares of Company Common Stock then outstanding have been accepted for payment in the Offer or are to be acquired pursuant to the exercise of the Top-Up Option immediately following the Acceptance Time) provide a subsequent offering period (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act.  Notwithstanding the foregoing, without the consent of the Company, Merger Sub shall have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer.

                      (c)           Subject to the terms of the Offer and this Agreement and the satisfaction, or waiver by Merger Sub, of all of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, (i) accept for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after the expiration date thereof (as the same may be extended or required to be extended, the “Expiration Date”) and pay for such shares as soon as practicable (and, in any event, no more than three (3) Business Days) after the Expiration Date or (ii) in the case of any shares of Company Common Stock tendered during any Subsequent Offering Period, accept for payment and pay for all such shares of Company Common Stock validly tendered and not validly withdrawn as soon as practicable (and, in any event, no more than three (3) Business Days) following the valid tender thereof.  The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with Section 1.1(b)), unless this Agreement is validly terminated in accordance with Section 8.1.  Nothing contained in this Section 1.1(c) shall affect any termination rights set forth in Section 8.1.

                      SECTION 1.2.  Offer Documents.  As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all amendments, supplements and exhibits thereto, the “Offer Documents”) and (b) cause the Offer Documents to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities Laws.  The Company shall as promptly as reasonably practicable (but in no event later than three (3) Business Days after the date of this Agreement) supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents.  Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities Laws.  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto (including the proposed final version thereof) prior to the filing thereof with the SEC and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  In addition, Parent and Merger Sub agree to provide the Company and its counsel any comments, whether written or oral, that Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.  The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses (including the proposed final version thereof) and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

                      SECTION 1.3.  Offer Funds.  Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

                      SECTION 1.4.  Company Actions.

      (a)           Subject to Section 6.3, the Company hereby consents to the Offer and to the inclusion in the Offer Documents of a description of the recommendation of the Company Board described in Section 4.3(b).

      (b)           Subject to Section 6.3, on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and mail to the Company’s shareholders a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, the “Schedule 14D-9”) describing the recommendation of the Company Board described in Section 4.3(b), and shall cause the Schedule 14D-9 to be disseminated to the Company’s shareholders (concurrently with and in the same mailing envelope as the Offer Documents) as required by Rule 14d-9 under the Exchange Act.  Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9.  Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company’s shareholders, in each case, as and to the extent required by applicable federal securities Laws.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto (including the proposed final version thereof) prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.  In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written responses thereto, and to promptly inform them of any oral comments or other communications.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon any written responses (including the proposed final version thereof) and to participate in any oral responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c)           In connection with the Offer, the Company shall cause its transfer agent promptly, and in any event within five (5) Business Days of the date of this Agreement, to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of shares of Company Common Stock as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are (i) necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions or (ii) desirable in connection with making solicitations and recommendations to the holders of Company Common Stock for purposes of causing the Minimum Condition to be satisfied, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such labels, listings, files and information, in each case, as required by the confidentiality agreement dated May 2, 2011 between the Company and Parent as it may be amended from time to time (the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, return to the Company all copies of such labels, listings, files and information.

      (d)           Prior to the Expiration Date, the Company (acting through the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”)) shall take all such actions as may be required to approve or ratify, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, any and all employment, compensation, severance or other employee benefit arrangements that have been, or after the date of this Agreement will be, entered into by the Company or any of its Subsidiaries with current, former or future directors, officers or employees of the Company or any of its Subsidiaries, in each case, under which any such Person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Transactions (alone or in combination with any other event), or (ii) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).

                      SECTION 1.5.  Directors.

                      (a)           Subject to compliance with applicable Law and the requirements of Section 1.5(c), promptly upon the acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer representing at least such number of shares of Company Common Stock as shall satisfy the Minimum Condition (the time of such acceptance, the “Acceptance Time”), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage of the total number of outstanding shares of Company Common Stock at such time represented by the aggregate number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and their respective Subsidiaries at such time (including shares of Company Common Stock so accepted for payment); provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board as long as Parent and its Affiliates beneficially own a majority of the shares of Company Common Stock.  In furtherance thereof and subject to applicable Law (including, to the extent applicable prior to the Effective Time, the continued listing requirements of the New York Stock Exchange), the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including increasing the size of its Board of Directors (subject to the Company Charter Documents) and/or obtaining the resignations of one or more incumbent directors and/or filling any vacancies so created with Parent’s designees.  At such time and subject to applicable Law (including, to the extent applicable prior to the Effective Time, the continued listing requirements of the New York Stock Exchange), the Company shall, upon request of Parent, also promptly take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.  Prior to the Acceptance Time, the Company shall obtain and deliver to Parent and Merger Sub true and correct copies of duly executed, irrevocable resignation letters from such members of the Company Board necessary to allow the Company to comply with this Section 1.5, which resignation letters (x) shall be conditioned upon the occurrence of the Acceptance Time, (y) shall have been accepted by the Company Board and (z) shall remain in full force and effect at all times prior to the Effective Time; provided that, for the avoidance of doubt, any failure by the Company to obtain and deliver to Parent, or by the Company Board to accept, such duly executed, irrevocable resignation letters as required by this Section 1.5(a) shall constitute, for purposes of clause (c)(ii)(B) of Annex A, a material failure by the Company to perform and comply with an obligation, agreement or covenant required by this Agreement to be performed or complied with by the Company.

                      (b)           The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall as promptly as reasonably practicable take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.5, including mailing to shareholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company Board (provided that Parent and Merger Sub shall have provided to the Company on a timely basis any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1).

                      (c)           In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.5, then, until the Effective Time, the Company shall cause the Company Board to maintain at least two directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below two for any reason, the remaining Independent Director shall be entitled to nominate an individual who qualifies as an independent director for purposes of Rule 10A-3 under the Exchange Act to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement.  The Company shall promptly take all action as may be necessary to comply with its obligations under this Section 1.5(c).  Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.5 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, (1) any amendment or termination of this Agreement by the Company, (2) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub hereunder, (3) any exercise or waiver of any of the Company’s rights or remedies hereunder, (4) any amendment to the Company Charter Documents or (5) except for the Transactions in accordance with the terms of this Agreement, any transaction between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates (other than the Company and its Subsidiaries), on the other, will require the concurrence of each of the Independent Directors (the “Independent Director Approval”).  It is understood that the Independent Directors will be entitled to retain their own separate counsel.

                      SECTION 1.6.  The Top-Up Option.

                      (a)           The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock held by Parent and Merger Sub at the time of such exercise, shall constitute one share more than 90% of the total shares of Company Common Stock then outstanding (determined on a fully diluted basis and assuming the issuance of the Top-Up Shares), at a price per share equal to the Offer Price.

                      (b)           The Top-Up Option shall be exercisable once in whole and not in part, (x) following the expiration of the Offer or any Subsequent Offering Period and (y) prior to the fifth Business Day after the applicable expiration date of the Offer or any Subsequent Offering Period; provided, however, that the obligation of the Company to deliver the Top-Up Shares is subject to the conditions that (i) no Restraint that has the effect of prohibiting the exercise of the Top-Up Option or preventing the issuance and delivery of the Top-Up Shares shall be in effect; (ii) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the number of authorized but unissued shares of Company Common Stock; and (iii) Merger Sub has accepted for payment and paid for all shares of Company Common Stock validly tendered in the Offer and any Subsequent Offering Period and not withdrawn; provided further that the Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.  The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. Parent and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act.  Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

                      (c)           In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall notify the Company in writing, and shall set forth in such notice (i) the number of shares of Company Common Stock that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”).  The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and the number of Top-Up Shares.  At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws.  The aggregate price required to be paid for the Top-Up Shares or any portion thereof may be paid by Merger Sub either in cash or by executing and delivering to the Company a promissory note (the “Promissory Note”) having a principal amount equal to the aggregate cash purchase price for the Top-Up Shares.  Any such promissory note (v) shall be full recourse against Parent and Merger Sub, (w) shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, (x) shall mature on the first anniversary of the date of execution and delivery of such promissory note, (y) may be prepaid in whole or in part without premium or penalty and (z) shall have no other material terms.

ARTICLE II

The Merger

                      SECTION 2.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA and the Plan of Merger, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

                      SECTION 2.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Jenner & Block LLP, 919 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

                      SECTION 2.3.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall (a) file articles of merger, in customary form (the “Articles of Merger”), together with the related Plan of Merger meeting the requirements of Section 13.1-716 of the VSCA, with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and (b) duly make all other filings and recordings required by the VSCA in order to effectuate the Merger. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

                      SECTION 2.4.  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and Section 13.1-721 of the VSCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                      SECTION 2.5.  Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that they shall be identical to the articles of incorporation of Merger Sub as in effect as of immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Arch Chemicals, Inc.”) and shall be the articles of incorporation of the Surviving Corporation until thereafter amended (subject to Section 6.8 hereof) as provided therein or by applicable Law.  At the Effective Time, the bylaws of the Company shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Arch Chemicals, Inc.”) and shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, by the articles of incorporation of the Surviving Corporation or by applicable Law (subject to Section 6.8 hereof).

                      SECTION 2.6.  Directors and Officers of the Surviving Corporation.

                      (a)           Each of the parties hereto shall take all necessary actions to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

                      (b)           Each of the parties hereto shall take all necessary actions to cause the officers of Merger Sub immediately prior to the Effective Time to be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of
Certificates; Company Stock Options

                      SECTION 3.1.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

                      (a)           Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

                      (b)           Cancellation of Subsidiary-Owned and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by any of the Company’s Subsidiaries or by Parent, Merger Sub or any of their respective Subsidiaries shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

                      (c)           Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b)), including, for the avoidance of doubt, any shares of Company Common Stock held by a Company Plan or a trust that relates to obligations pursuant to a Company Plan, shall be converted into the right to receive an amount of cash equal to the Offer Price, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with the Plan of Merger, without interest.

                      (d)           Appraisal Rights.  In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Transactions.

                      SECTION 3.2.  Exchange of Certificates.

                      (a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.1(c) and the Plan of Merger.  Parent shall deposit such aggregate Merger Consideration in cash with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.  In no event, however, shall the investment of funds deposited with the Paying Agent, including any payment of interest or income, delay the receipt by former holders of Company Common Stock of the Merger Consideration or otherwise impair such holders’ rights hereunder.  Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash deposited with the Paying Agent so as to ensure that the Paying Agent has sufficient funds on deposit at all times to make all payments of Merger Consideration in accordance with this Article III.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.

                      (b)           Payment Procedures.  As promptly as practicable (but in no event more than three (3) Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Company and Parent may reasonably agree prior to the Acceptance Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.

                      (c)           Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein, in the Plan of Merger or by applicable Law.  Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

                      (d)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.

                      (e)           Termination of Fund.  At any time following twelve months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                      (f)           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                      (g)           Withholding Taxes.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

                      SECTION 3.3.  Treatment of Options, Restricted Stock Unit Awards, Performance Unit Awards and Phantom Share Awards.

  (a)           Options.  Prior to the Acceptance Time, the Company shall take all actions necessary to provide that each Option outstanding immediately prior to the Acceptance Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted at the Acceptance Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option.  For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Offer Price over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

  (b)           Restricted Stock Unit Awards and Company Performance Unit Awards.   Prior to the Acceptance Time, the Company shall take all actions necessary to provide that each Restricted Stock Unit Award and each Performance Unit Award outstanding immediately prior to the Acceptance Time shall be cancelled and terminated and converted at the Acceptance Time into the right to receive a cash amount equal to the Unit Award Consideration.  For purposes of this Agreement, “Unit Award Consideration” means an amount equal to the sum of (i)(A) the Offer Price multiplied by (B) the number of shares of Company Common Stock subject to (or, in the case of cash-settled awards, deemed to be subject to) such Restricted Stock Unit Award or such Performance Unit Award at the Acceptance Time (assuming, in the case of any Performance Unit Award or Restricted Stock Unit Award subject to performance conditions, attainment of all applicable performance goals at the “target” level for 100% payout as set forth in the applicable award agreement) and (ii) any accrued and unpaid dividend equivalents with respect to dividends paid prior to the date hereof with respect to such Restricted Stock Unit Award or such Performance Unit Award (in the case of any Performance Unit Award or Restricted Stock Unit Award subject to performance conditions, to the extent that the shares of Company Common Stock subject thereto (or, in the case of cash-settled awards, deemed to be subject thereto) are covered by the immediately preceding clause (B)).

                      (c)           Phantom Share Awards.  Prior to the Acceptance Time, the Company shall take all actions necessary to provide that each Phantom Share Award outstanding immediately prior to the Acceptance Time shall be cancelled and terminated and converted at the Acceptance Time into an obligation of the Surviving Corporation to pay the holder of such Phantom Share Award an amount in cash equal to the Phantom Share Award Consideration.  For purposes of this Agreement, “Phantom Share Award Consideration” means an amount equal to (A) the Offer Price multiplied by (B) the number of shares of Company Common Stock subject to (or, in the case of cash-settled awards, deemed to be subject to) such Phantom Share Award at the Acceptance Time.

  (d)           Definitions.  For purposes of this Agreement:

  (i)    “Option” means any option to purchase shares of Company Common Stock awarded under a Company Stock Plan.

  (ii)    “Performance Unit Award” means any performance units, performance shares or performance retention shares awarded under a Company Stock Plan, in each case, whether settled in cash or shares of Company Common Stock.

  (iii)   “Phantom Share Award” means any right of any kind, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of shares of Company Common Stock (including any such rights or benefits settled solely in cash) under any Company Plan, other than an Option, Restricted Stock Unit Award or Performance Unit Award.

  (iv)   “Restricted Stock Unit Award” means any restricted stock unit or performance accelerated restricted stock unit awarded under a Company Plan, in each case, whether settled in cash or shares of Company Common Stock.

  (v)    “Specified Deferred Share Arrangement” shall have the meaning set forth in Section 3.3(d) of the Company Disclosure Letter.

  (e)           Timing of Payments.  All amounts payable pursuant to this Section 3.3 shall be subject to any required withholding of Taxes, and shall be paid, without interest, within 10 Business Days following the Acceptance Time; provided, however, that any amounts that are subject to the terms of the Arch Chemicals, Inc. 1999 Stock Plan for Non-Employee Directors, the Arch Chemicals, Inc. Supplemental Contributing Employee Ownership Plan, the Arch Chemicals, Inc. Employee Deferral Plan or the Specified Deferred Share Arrangement (such plans, collectively, the “Company Deferred Compensation Plans”) shall be credited to the relevant participant’s account pursuant to the applicable plan as of  the Acceptance Time and may be paid to or reinvested by the participant in accordance with the terms of such plan.

  (f)           Company Actions.  Prior to the Acceptance Time, the Company shall, in consultation with Parent, make any amendments to the terms of the Company Stock Plans and obtain any consents from holders of Options, Restricted Stock Unit Awards, Performance Unit Awards or Phantom Share Awards that, in each case, the Company determines to be necessary to give effect to the transactions contemplated by this Section 3.3.  Without limiting the foregoing, the Company shall take all actions that it determines to be necessary to ensure that the Company will not after the Acceptance Time be bound by any Options, Restricted Stock Unit Awards, Performance Unit Awards, Phantom Share Awards or any warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.  Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time.  For purposes of this Agreement, “Company Stock Plans” shall mean the following plans: the Arch Chemicals, Inc. 1999 Long Term Incentive Plan, the Arch Chemicals, Inc. 1999 Stock Plan for Non-Employee Directors and the Arch Chemicals, Inc. 2009 Long Term Incentive Plan.

  (g)           Rights of Holders.  The holders of Options, Restricted Stock Unit Awards, Performance Unit Awards and Phantom Share Awards shall have the right to enforce, and shall be beneficiaries with respect to, the provisions of this Section 3.3.

                      SECTION 3.4.  Adjustments.  Notwithstanding any provision of this Article III to the contrary (but without in any way limiting the covenants in Section 6.2 hereof), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE IV

Representations and Warranties of the Company

  Except (i) as disclosed in, and reasonably apparent from, the reports, schedules, forms, statements and other documents (including exhibits) filed by the Company with, or furnished by the Company to, the SEC after January 1, 2011 and publicly available prior to the date of this Agreement (other than (x) any forward-looking disclosures set forth in any risk factor section and (y) any disclosures in any section designated as relating to forward looking statements, the “Filed Company SEC Documents”) or (ii) as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article IV to the extent that it is reasonably apparent that such disclosure is relevant to such other sections, the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

                      SECTION 4.1.  Organization, Standing and Corporate Power.

                      (a)           Each of the Company and its significant Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate or other comparable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except in the case of significant Subsidiaries where any such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below).  Each of the Company and its significant Subsidiaries is duly licensed or qualified to do business and is in good standing (to the extent such concepts are applicable) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, development, circumstance or occurrence (each an “Effect”) that has a material adverse effect on the results of operations, financial condition, assets, business or properties of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:  any Effect (A) generally affecting (1) the industries in which the Company and its Subsidiaries operate (including changes in commodity prices) or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the negotiation, execution or announcement of this Agreement (other than for purposes of any representation or warranty contained in Section 4.3), (3) natural disasters or acts of war (whether or not declared), sabotage or terrorism, any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than obligations to operate in the ordinary course) or with the written consent, or at the written request, of Parent, or the failure to take any action by the Company if that action is prohibited by this Agreement to the extent that the Company fails to receive any required consent from Parent after delivering a written request therefor to Parent a reasonable period of time prior to the time such action was to have been taken, (5) any change or prospective change in the Company’s credit ratings, (6) any decline in the market price, or change in trading volume, of the capital stock of the Company or (7) any failure to meet any projections, forecasts, guidance, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (5), (6) and (7) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (4) hereof) is a Company Material Adverse Effect); provided further, however, that any Effect referred to in clause (A), clause (B)(1) or clause (B)(3) may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

                      (b)           Section 4.1(b) of the Company Disclosure Letter lists all Subsidiaries of the Company as of the date hereof, together with the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, licenses, ownership interests of other Persons, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for (i) shares of capital stock of foreign Subsidiaries (other than significant Subsidiaries) required by applicable Law to be held by a Person other than the Company or its Subsidiaries, such as director qualifying shares, or by a minimum number of shareholders and (ii) such transfer restrictions of general applicability as may be provided under the Securities Act, and the “blue sky” Laws of the various States of the United States) (collectively, “Liens”).  The Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person other than the Company’s Subsidiaries.

                      (c)           True and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement, and the Bylaws of the Company, as amended to the date of this Agreement (together, the “Company Charter Documents”), are included in the Filed Company SEC Documents.  The Company is not in violation of the Company Charter Documents in any material respect and each of the Company’s Subsidiaries is not in violation of its articles of incorporation and bylaws (or comparable organizational documents) (the “Subsidiary Documents”) in any material respect.

                      SECTION 4.2.  Capitalization.

                      (a)           The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 40,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”).  At the close of business on June 30, 2011, (i) 25,431,974 shares of Company Common Stock were issued and outstanding, (ii) 39,547 shares of Company Common Stock were subject to outstanding Options, (iii) 323,778 shares of Company Common Stock were subject to (or, in the case of cash-settled awards, were deemed to be subject to) outstanding Performance Unit Awards, (iv) 289,735 shares of Company Common Stock were subject to (or, in the case of cash-settled awards, were deemed to be subject to) outstanding Restricted Stock Unit Awards, (v) 276,657 shares of Company Common Stock were subject to (or, in the case of cash-settled awards, were deemed to be subject to) outstanding Company Phantom Share Awards and (vi) no shares of Company Preferred Stock were issued or outstanding.  All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  The Company has delivered or made available to Parent a correct and complete list, as of June 30, 2011, of (x) all outstanding Options granted under the Company Stock Plans or otherwise, and, for each Option, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and, in lieu of the name of the holder thereof, an identification number corresponding to such holder and (y) the aggregate amount of all accrued and unpaid dividend equivalents with respect to Restricted Stock Unit Awards and Performance Unit Awards (assuming, in the case of any Performance Unit Award or Restricted Stock Unit Award subject to performance conditions, attainment of all applicable performance goals at the “target” level for 100% payout as set forth in the applicable award agreement).  Since June 30, 2011 to the date hereof, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than (i) the issuance of Company Common Stock upon the exercise of the outstanding Options referred to above, (ii) the issuance of Company Common Stock upon the settlement of the outstanding Restricted Stock Unit Awards, Performance Unit Awards or Phantom Share Awards referred to above or (iii) as required as the result of any change in an investment election or additional deferrals pursuant to the terms of the Company Deferred Compensation Plans.  Except as set forth above in this Section 4.2(a), as of the date of this Agreement there are not any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any shares of Company Common Stock.

                      (b)           Except as set forth above, none of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries, except for (i) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Options in order to pay the exercise price of Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Options, Restricted Stock Unit Awards, Performance Unit Awards and Phantom Share Awards, (iii) the acquisition by the Company of Options, Restricted Stock Unit Awards, Performance Unit Awards and Phantom Share Awards in connection with the forfeiture or cash settlement of such awards, (iv) the extinguishment of rights pursuant to Phantom Share Awards in connection with the partial or complete distribution of a participant’s account balance under, or the change in a participant’s investment election under, a Deferred Compensation Plan or (v) the acquisition by the trustees of the Company Savings Plans of shares of Company Common Stock in order to satisfy participant investment elections under the Company Savings Plans.

                      SECTION 4.3.  Authority; Noncontravention; Voting Requirements.

                      (a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval if required by applicable Law, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company’s Board of Directors (the “Company Board”), and except for obtaining the Company Shareholder Approval if required by applicable Law, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

                      (b)           The Company Board, at a meeting duly called and held at which all of the directors of the Company Board were present in person or by telephone in compliance with the applicable provisions of the VSCA, duly and unanimously (including the vote of all of the directors who are considered disinterested directors for purposes of
Section 13.1-727(B)(1)(iv) of the VSCA) adopted resolutions (i) adopting this Agreement and the related Plan of Merger and approving the Transactions, (ii) declaring that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company and its shareholders, (iii) recommending that the shareholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, (iv) recommending that the holders of the Company Common Stock approve this Agreement and the related Plan of Merger if the Company Shareholder Approval is required by applicable Law (the “Merger Recommendation”), and (v) electing to make inapplicable Article 14 (Affiliated Transactions) of the VSCA, to the extent it might otherwise apply to the execution, delivery, performance or consummation of this Agreement or the Transactions contemplated hereby, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date hereof.

                      (c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii), assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Company Shareholder Approval (if required by applicable Law) are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, other than Permitted Liens, upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as (A) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (B) would not reasonably be expected to prevent, materially delay or materially impair the consummation by the Company of any of the Transactions.

                      (d)           The affirmative vote (in person or by proxy) of the holders of more than two-thirds of the outstanding shares of Company Common Stock at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of the approval of this Agreement and the related Plan of Merger (the “Company Shareholder Approval”) is (unless the Merger is consummated in accordance with Article 12, Section 13.1-719 of the VSCA as contemplated by Section 6.14)) the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement, the related Plan of Merger, and the Merger.

                      SECTION 4.4.  Governmental Approvals.  Except for (i) the filing with the SEC of a proxy statement relating to the Company Shareholders Meeting (as amended or supplemented from time to time, the “Proxy Statement” ) if the Company Shareholder Approval is required by applicable Law, the Schedule 14D-9, any information statement required under Rule 14f-1 in connection with the Offer and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of The New York Stock Exchange, and filings under state securities or “blue sky” Laws, (ii) the filing of the Articles of Merger with the SCC and the issuance of a certificate of merger by the SCC pursuant to the VSCA, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, Non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Non-U.S. Antitrust Laws”) and (v) any filings required under the Connecticut Transfer Act, the New Jersey Industrial Site Recovery Act or any other real property transfer Law or Environmental Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                      SECTION 4.5.  Company SEC Documents; Undisclosed Liabilities.

                      (a)           The Company has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed pursuant to Sections 13(a) and 15(d) of the Exchange Act by the Company with the SEC since January 1, 2010 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                      (b)           The consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

                      (c)           To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2010 through the date hereof and relating to the Company SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents.

                      (d)           The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the New York Stock Exchange.

                      (e)           The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act).  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  Since January 1, 2010, the audit committee of the Company’s Board of Directors has not received any material complaint, allegation, assertion or claim, whether written or oral, regarding the financial accounting or auditing methods, principles or practices of the Company and its Subsidiaries.  The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents.

  (f)           To the Knowledge of the Company, as of the date hereof, there are no: (i) SEC inquiries or investigations pending or threatened or (ii) other governmental inquiries or investigations or internal investigations pending or threatened, in each case, regarding any accounting practices of the Company, except, in the case of clause (ii), such inquiries or investigations that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

                      (g)           Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities or obligations (i) as and to the extent reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of March 31, 2011 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) existing as of the date hereof to the Knowledge of the Company, that would otherwise be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto but for their contingent nature, that are not and would not be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (iii) contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or incurred or existing prior to the date hereof but as to which the Company does not have Knowledge as of the date hereof, in either case that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (v) disclosed under Section 4.10(b) of the Company Disclosure Letter.

                      (h)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

                      SECTION 4.6.  Absence of Certain Changes or Events.  Since the Balance Sheet Date to the date hereof, there have not been any events, changes, occurrences or state of facts that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since the Balance Sheet Date to the date hereof, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 6.2(a), 6.2(b), 6.2(c), 6.2(e), 6.2(f), 6.2(h), 6.2(i), 6.2(j), 6.2(l), 6.2(n) or 6.2(o) (but only to the extent Section 6.2(o) applies to the provisions listed in this Section 4.6(b)) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision.

                      SECTION 4.7.  Legal Proceedings.  There is no pending (to the extent the Company has received written notice thereof) or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries which is, or which would be, material to the Company and its Subsidiaries, taken as a whole, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority, in each case that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  This Section 4.7 does not relate to Taxes, employee benefits or environmental matters, which are the subject of Sections 4.10, 4.11 and 4.12, respectively.

                      SECTION 4.8.  Compliance With Laws; Permits.  The Company and its Subsidiaries are (and since January 1, 2009 have been) in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses (collectively, “Permits”)  except for such Permits the absence of which, or the failure of which to be in full force and effect, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries are (and since January 1, 2009 have been) in compliance with the terms of all Permits, except for instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for allegations of noncompliance that are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or (b) was considering the amendment, termination, revocation or cancellation of any Permit, except for amendments, terminations, revocations or cancellations that are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.  This Section 4.8 does not relate to Taxes, employee benefits or environmental matters, which are the subject of Sections 4.10, 4.11 and 4.12, respectively.

                      SECTION 4.9.  Information Supplied.  The Schedule 14D-9, the Company Proxy Statement, if any, and any information statement required under Rule 14f-1 in connection with the Offer to be filed by the Company with the SEC or distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any Company Disclosure Document.

                      SECTION 4.10.  Tax Matters.

  (a)           Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any properly obtained extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects.  All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or any of its Subsidiaries (including periodic installments of estimated Taxes of such Persons), other than Taxes that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, have been timely paid.  All material Taxes required to have been withheld and paid to any Governmental Authority by the Company and each of its Subsidiaries with respect to amounts paid to any employee, independent contractor, creditor, customer or other third party have been timely withheld and paid.  The Company and each of its Subsidiaries has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

  (b)           The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve, as required by GAAP, for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and there are no material Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due.

                      (c)           At any time within the five years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

  (d)           The Company has delivered to Parent: (i) correct and complete copies of (A) United States consolidated federal income Tax Returns of the Company and its Subsidiaries filed for the 2008 and 2009 tax years; (B) income Tax Returns for Arch China filed for the 2008 and 2009 tax years; (C) income Tax Returns for Arch Brazil filed for the 2009 and 2010 tax years; (D) the two most recently filed annual income Tax Returns filed by the Company or any Subsidiary with French and Canadian Tax authorities in respect of income measured or determined at the national (and not state, provincial or other local) level; and (E) Tax computations for Arch Chemicals Limited, Arch Chemicals Products Limited, Arch Chemicals UK Finance, Arch Chemicals UK Holding Limited, Arch UK Biocides Limited, Hickson International Limited, Hickson Investments Limited, and Hickson Limited for tax years 2008 and 2009; and (ii) any audit reports issued by a Governmental Authority within the last two years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any of its Subsidiaries reflected on such Tax Returns referred to in clause (i) above.

  (e)           Neither the Company nor any of its Subsidiaries:  (i) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency other than waivers and extensions which are no longer in effect; (ii) has received any written notice indicating an intent to open an audit or other review, a written request for information related to Tax matters, or written notice of deficiency or proposed adjustment in writing for any material amount of Tax proposed, asserted or assessed (and no audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries); (iii) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (iv) is a party to any agreement providing for the allocation or sharing of Taxes with any person that is not, directly or indirectly, a wholly owned Subsidiary of the Company other than (A) an agreement providing for customary Tax indemnities in conjunction with an acquisition or divestiture or (B) with third parties made in the ordinary course of business consistent with past practice, the primary subject matter of which is not Tax; or (v) is presently required, or shall be required, to include any taxable income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Code Section 481 (or similar provision of foreign Law) made prior to the Closing Date, (B) any intercompany transaction, (C) an installment sale or open transaction disposition made on or prior to the Closing Date, or (D) a prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.  There are no unresolved issues of Law or fact which, to the Knowledge of the Company, arise out of a written notice of deficiency, or proposed deficiency or written assessment from any Governmental Authority with respect to material Taxes of the Company or any of its Subsidiaries.

  (f)           For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign Taxes, charges, fees, imposts, duties, tariffs, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), whether contested or not, including any losses, damage, liability, expense, or additional amounts or costs incurred or imposed with respect thereto, (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period (including but not limited to any liability arising pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law)) or otherwise by operation of Law, and (D) any liability for payment of amounts described in clauses (A) through (C) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify or otherwise pay Taxes of any Person, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any election, declaration, disclosure, estimate, schedule or information return, and including any attachment related to the foregoing, and further including any amendment thereof.

                      SECTION 4.11.  Employee Benefits and Labor Matters.

  (a)           Section 4.11(a) of the Company Disclosure Letter (i) sets forth a correct and complete list of each material Company Plan as of the date hereof and (ii) separately identifies each Company Plan pursuant to which the Company has granted any outstanding Options, Restricted Stock Unit Awards, Performance Unit Awards or Phantom Share Awards.  The term “Company Plan” means (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) each other employee benefit plan, policy, agreement or arrangement, including any employment, consulting or other compensation agreement, or bonus, retention or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loan, salary continuation, health, post-retirement (including retiree medical and retiree life insurance), life insurance and educational assistance plan, policy, agreement or arrangement (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated hereby or otherwise), whether formal or informal, oral or written, legally binding or not, with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for Company Employees, other than any plan, policy, program, arrangement or understanding mandated by any applicable Non-U.S. Laws.  Section 4.11(a) of the Company Disclosure Letter separately sets forth each Multiemployer Plan and each Company Plan that is or has been subject to Sections 4063 or 4064 of ERISA, in each case as of the date hereof.  Any current, former or retired employee, director or consultant of the Company or its Subsidiaries is referred to as a “Company Employee.”  Any Company Plan maintained within the jurisdiction of the United States for the benefit of a Company Employee who is primarily based in the United States is referred to as “U.S. Company Plan.”

                      (b)           Section 4.11(b) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of each material Company Plan maintained outside the jurisdiction of the United States for the benefit of any Company Employee who is primarily based outside of the United States (each such Company Plan, a “Non-U.S. Company Plan”), listed separately by applicable country or jurisdiction.  With respect to each Non-U.S. Company Plan, since January 1, 2008 (i) such Non-U.S. Company Plan has been established, maintained and administered in compliance with its terms and all applicable Laws, except for instances of non-compliance that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; (ii) to the extent required under applicable Laws to be funded, is so funded; and (iii) to the extent not required under applicable Laws to be funded, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary to the extent required by GAAP.

                      (c)           Correct and complete copies of the following documents with respect to each material Company Plan have been delivered to Parent by the Company, to the extent applicable:  (i) the plan document and any amendments thereto, other than plan documents that the Company or any of its Subsidiaries is prohibited from making available to Parent as a result of applicable Laws relating to the safeguarding of data privacy; (ii) the most recent Form 5500 and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan description; and (vi) written summaries of all non-written Company Plans.

  (d)           Since January 1, 2008, except for instances of non-compliance that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the U.S. Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws and (ii) all required reports and descriptions (including Form 5500 Annual Reports) have been filed or distributed appropriately with respect to each U.S. Company Plan.

  (e)           Each U.S. Company Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter as to its tax-qualified status and the tax-exempt status of any trusts thereunder intended to be exempt from federal income taxation, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause such determination letter to be revoked.

  (f)           None of the Company, its Subsidiaries or any member of their Controlled Group has, during the past six years, maintained, established, sponsored, participated in, contributed to, or has any liability with respect to, any (i) Multiemployer Plan, (ii) a “multiple employer plan” (as defined in ERISA or the Code), or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

                      (g)           All contributions required to have been made under any of the Company Plans subject to Title IV of ERISA or 412 of the Code (without regard to any waivers granted under Section 412 of the Code) (each, a “Title IV Plan”), have been timely made, and no accumulated funding deficiencies exist in any Title IV Plans.

                      (h)           As of the date of the most recent actuarial valuation report, the “benefit liabilities” as defined in Section 4001(a)(16) of ERISA of each Title IV Plan using the actuarial assumptions used by the Pension Benefit Guaranty Corporation to determine the level of funding required in the event of the termination of such Title IV Plan do not exceed the assets of such Title IV Plan or any similar Non-U.S. Laws.

  (i)            Except for events or conditions that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no event has occurred with respect to the U.S. Company Plans and, to the Knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations (other than any such liability that may arise in the ordinary course of business).  “Controlled Group” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

  (j)            With respect to any Company Plan, including any assets of any such Company Plan or any fiduciary to any such Company Plan, to the Knowledge of the Company, as of the date hereof (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authority is pending (to the extent the Company has received notice thereof) or, to the Knowledge of the Company, threatened, in each case which is, or which would be, material to the Company and its Subsidiaries, taken as a whole, and (iii) there has been no non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Plan.

                      (k)           None of the Company Plans provide for post-retirement life or health coverage for any participant or any beneficiary of a participant, except for (i) coverage or benefits required under Section 4980B(f) of the Code or any state or foreign Laws, (ii) coverage or benefits the future cost of which is borne by the participant or (iii) coverage or benefits that would not reasonably be expected to result in material costs to the Company.

                      (l)            Except to the extent required pursuant to applicable non-U.S. Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment becoming due to any employee, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any material benefits under any such plan, or (iv) require any material contributions or payments to fund any obligations under any Company Plan.

                      (m)           Except to the extent required pursuant to applicable non-U.S. Law, (i) no Company Plan provides for, as a result of any of the Transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other material rights or benefits to any current or former officer, employee, independent contractor or director of the Company or any of its Subsidiaries, whether or not such payment, right or benefit, or acceleration thereof, would constitute a “parachute payment” within the meaning of Section 280G of the Code.

  (n)           None of the Company and its Subsidiaries have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A or Section 4999 of the Code.

  (o)           No Option (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such Option was granted, (ii) has any feature that would result in the deferral of recognition of income beyond the later of exercise or disposition of such Options or (iii) has been granted after January 31, 2008, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of current guidance under Section 409A of the Code).

  (p)           All compensatory and similar arrangements that the Company or any of its Subsidiaries have made or entered into (including any payments that may be or become payable, and any benefits that may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements) (i) have been made or entered into in consideration of, or paid or granted as compensation for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto), and (ii) have not been calculated based on the number of shares of Company Common Stock tendered or to be tendered in the Offer.  The Company Board has determined that each of the members of the Compensation Committee are “independent directors” as defined under the rules of the New York Stock Exchange.

                      (q)           Except as required by any Non-U.S. Laws, none of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, other than any such labor organization that is industry-wide or nationwide in a jurisdiction other than the United States.  Except as required by any Non-U.S. Laws or, in the case of a jurisdiction other than the United States, on an industry-wide or nationwide basis, neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into, with respect to U.S. employees or Non-U.S. employees in any of the jurisdictions set forth in Section 4.11(q) of the Company Disclosure Letter, any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of such employees.  Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, as of, and during the year prior to, the date hereof, there is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there been within the last year prior to the date hereof union representation involving any of the employees of the Company or any of its Subsidiaries.  Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement (i) there is no picketing pending or, to the Knowledge of the Company, threatened, (ii) there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened and (iii) there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual.  Except for instances of non-compliance that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2006.

  (r)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries: (i) are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration matters, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) have withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and in accordance with past practice).  To the Knowledge of the Company, neither the Company, its Subsidiaries nor any member of its Controlled Group has any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any misclassification of employee leased from another employer.

                      (s)           As of the date hereof, the Company has taken the actions set forth in Section 4.11(s) of the Company Disclosure Letter.

                      SECTION 4.12.  Environmental Matters.

                      (a)           (A) Each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, in each case except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (B) there is no suit, claim, action or proceeding pursuant to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently (or, to the Knowledge of the Company as of the date hereof, formerly) owned, operated or leased by the Company or any of its Subsidiaries, in each case except for matters that have not had and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring liabilities pursuant to applicable Environmental Law that are material to the Company and its Subsidiaries, taken as a whole; (C) since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries is in violation or has any liability under any applicable Environmental Law, in each case except for matters that have not had and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring liabilities pursuant to applicable Environmental Law that are material to the Company and its Subsidiaries, taken as a whole; (D) neither the Company nor any of its Subsidiaries has assumed by Contract or operation of Law any obligation or liability under Environmental Laws, except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (E) neither the Company nor any of its Subsidiaries has entered into any currently pending order, settlement, judgment, injunction or decree pursuant to or arising under Environmental Laws, in each case except for matters that have not had and would not reasonably be expected to result in the Company or any of its Subsidiaries incurring liabilities pursuant to applicable Environmental Law that are material to the Company and its Subsidiaries, taken as a whole; (F) as of the date hereof, neither the Company nor any of its Subsidiaries is conducting or funding, or reasonably expects to be required to conduct or fund, pursuant to applicable Environmental Laws, any investigation, removal or other remedial activity in response to any Release by the Company or any of its Subsidiaries of any Hazardous Materials at any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or at any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal or treatment of Hazardous Materials, in each case except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (G) no changes or alterations in the operations of the Company or any of its Subsidiaries as presently conducted are, to the Knowledge of the Company as of the date of this Agreement, required to permit the Company or any of its Subsidiaries to conduct such operations in compliance with all applicable Environmental Laws, in each case except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                      (b)           For purposes of this Agreement:

   (i)            “Environmental Laws” means all Laws relating in any way to the protection of the environment, the preservation or reclamation of natural resources or, as it relates to exposure to hazardous or toxic substances, human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act  (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), each of their state and local counterparts or equivalents, each of their non-U.S. and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act  (N.J. Stat. Ann. § 13:1K-6 et seq.) and the Connecticut Transfer Act (C.G.S. § 22a-134 et seq.)), as each has been amended and the regulations promulgated pursuant thereto.

      (ii)           “Hazardous Materials” means any material, substance or waste that is regulated under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

   (iii)          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

                      SECTION 4.13.  Contracts.

                      (a)           Set forth in Section 4.13(a) of the Company Disclosure Letter is a list as of the date hereof of: (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following Contracts to which the Company or any of its Subsidiaries is a party:  (A) each Contract that purports to limit, curtail or restrict, in any material respect, the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services, other than (1) use restrictions in confidentiality or non-disclosure agreements, (2) exclusive distribution agreements entered into in the ordinary course of business consistent with past practice and (3) scope of use restrictions in licenses to Intellectual Property, (B) each material partnership or joint venture agreement, (C) each Contract for the acquisition or sale of any division or business (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2008, (D) each material Contract with any Governmental Authority, (E) each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, in each case having an aggregate principal amount or providing funding commitments in excess of $5,000,000 per Contract, (F) each financial derivatives master agreement or confirmation, or futures account opening agreements, evidencing financial hedging agreements or arrangements, other than commodity or currency hedging arrangements entered into in the ordinary course of business consistent with past practice, (G) each voting agreement or registration rights agreement with respect to the securities of the Company or any of its significant Subsidiaries, (H) each mortgage, pledge, security agreement, deed of trust or other Contract securing obligations with a value in excess of $5,000,000 per Contract and granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (I) each collective bargaining agreement relating to U.S. employees or Non-U.S. employees in any of the jurisdictions set forth in Section 4.11(q) of the Company Disclosure Letter, (J) each lease for any of the manufacturing facilities set forth in Section 4.13(a)(ii)(J) of the Company Disclosure Letter, (K) each Contract that restricts the payment of dividends or distributions in respect of any capital stock of the Company or its significant Subsidiaries, or the purchase, redemption or other acquisition of such capital stock, (L) each Contract pursuant to which the Company or any of its Subsidiaries licenses any material Intellectual Property from any Person that is directly used in the manufacture or sale of any product of the Company or any of its Subsidiaries, (M) each supply Contract with annual purchases in excess of $5,000,000 and each customer Contract for the sale of products or services with annual revenues in excess of $5,000,000, (N) each other Contract providing for annual payments by the Company in excess of $5,000,000 and each Contract providing for annual payments to the Company in excess of $5,000,000 and (O) each commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 4.13(a) of the Company Disclosure Letter, together with any and all other Contracts of such type entered into in accordance with Section 6.2 that would have been required to be listed on Section 4.13(a) of the Company Disclosure Letter if entered into prior to the date hereof, each a “Material Contract”).  The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all material amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

                      (b)           Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except for such failures to be valid, binding or enforceable or to be in full force and effect as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as separately identified in Section 4.13(b) of the Company Disclosure Letter, no approval, consent or waiver of any Person is needed in order that any of the Material Contracts set forth in Section 4.13(a) of the Company Disclosure Letter continue in full force and effect following the consummation of the Transactions.  Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2009 to the date hereof, neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract or received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, in each case except any notice of a termination, cancellation, breach or default that is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Since January 1, 2010, neither the Company nor any of its Subsidiaries has granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                      SECTION 4.14.  Title to Properties.  Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (a) has good and valid title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed Company SEC Documents as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than properties or assets that have been sold or disposed of, or for which a valid leasehold interest has expired and not been renewed), free and clear of all Liens except (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents or that secure indebtedness or other financing arrangements that are reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (vi) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (collectively, “Permitted Liens”), and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents).  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

                      SECTION 4.15.  Intellectual Property.

                      (a)           For purposes of this Agreement:

  (i)             “Company IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

  (ii)            “Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, including any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) trademarks, service marks, trade names trade dress rights, Internet domain names, and all other indicia of origin, and all registrations and applications therefor, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), and registrations and applications therefor (collectively, “Copyrights”); (D) trade secrets, know-how and confidential and proprietary information, including unpatented invention disclosures and inventions (collectively, “Trade Secrets”); (E) software, databases and data, and related documentation, and (F) all other intellectual property or industrial property rights.

  (iii)           “OSS License” means any license for open source or free software (including the GNU public license) that requires as a condition of use, modification or distribution that other software incorporated into, derived from or distributed with such software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

  (b)           Section 4.15(b) of the Company Disclosure Letter sets forth, as of the date hereof, an accurate and complete list of all material Patents and material registered Intellectual Property owned by the Company or any of its Subsidiaries.  Section 4.15(b) of the Company Disclosure Letter lists, as of the date hereof, the jurisdictions in which each such Intellectual Property right has been issued or registered.

  (c)           The Company and/or one of its Subsidiaries is the owner of all right, title and interest in and to all of the Company IP and is the owner of all right, title and interest in and to, or has a valid and continuing license to use all other Intellectual Property used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, in each case free and clear of Liens (other than Permitted Liens), except for Company IP or other Intellectual Property the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries have not and the operation of the Company’s and its Subsidiaries’ businesses (including using, making, offering to sell, selling and importing any products of the Company or its Subsidiaries) do not infringe, misappropriate or otherwise violate any Intellectual Property of any third Person, except for such infringements, misappropriations and violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received notice of, is a party to or is the subject of any pending (to the extent the Company has received written notice thereof) or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation  or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company IP, in each case except for such claims that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

  (d)           To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise violating any Company IP, except for such infringements, misappropriations and violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim, except for claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

  (e)           The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of the Company or its Subsidiaries.  None of the material software included in the Company IP is subject to an OSS License.

                      SECTION 4.16.  Insurance.  Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries maintain all material policies of fire and casualty, liability and other forms of insurance (the “Policies”) in such amounts, with such deductibles and against such risks and losses that are adequate for the operation of the Company’s and its Subsidiaries’ businesses.  Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all Policies are in full force and effect and (b) all premiums due and payable on the Policies have been paid.  Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies, except for such breaches, defaults or terminations as are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  No notice of cancellation or termination has been received by the Company with respect to any of the Policies and, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy.

                      SECTION 4.17.  Regulatory Matters.  Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries currently possess all necessary approvals, authorizations and registrations from Governmental Authorities for the Company and its Subsidiaries to continue their current operations in accordance with applicable Laws, including all approvals, authorizations, registrations as might be required under applicable Laws by the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration, the European Chemicals Agency and any other Governmental Authorities and (b) to the Knowledge of the Company, there is no pending or threatened action against the Company or any of its Subsidiaries by any Governmental Authority to revoke or in any way restrict the use or manufacture of any products currently being manufactured by the Company or any of its Subsidiaries.  This Section 4.17 does not relate to Taxes, employee benefits or environmental matters, which are the subject of Sections 4.10, 4.11 and 4.12, respectively.

                      SECTION 4.18.  Opinion of Financial Advisor.  The Company Board has received the opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date thereof, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Transactions by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinion”), a signed copy of which opinion will be made available to Parent for informational purposes only promptly following the date of this Agreement.  The Company has been authorized by Morgan Stanley & Co. Incorporated to permit the inclusion of the Fairness Opinion and references thereto in the Offer Documentation and the Proxy Statement.

                      SECTION 4.19.  Brokers and Other Advisors.  Except for Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Morgan Stanley & Co. Incorporated, which letter describes all fees payable to Morgan Stanley & Co. Incorporated in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Morgan Stanley & Co. Incorporated (the “Engagement Letter”).

                      SECTION 4.20.  State Takeover Statutes.  Assuming the accuracy of Parent’s representation and warranty set forth in Section 5.8, the Company and Company Board have taken all action required to be taken by them to exempt this Agreement, the Offer, the Merger, the Top-Up Option and the transactions contemplated by each of the foregoing from the provisions of Article 14 (Affiliated Transactions) of the VSCA.  Article 14.1 (Control Share Acquisitions) of the VSCA is inapplicable to this Agreement, the Offer, the Merger, the Top-Up Option and the transactions contemplated by each of the foregoing as a result of the Company previously opting out of that Article’s coverage.

                      SECTION 4.21.  Related Party Transactions.  Except as contemplated by this Agreement or the Transactions, since January 1, 2010 through the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and any director, officer or other Affiliate of the Company or any of its Subsidiaries or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest (collectively, the “Company Affiliates”), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.  This Section 4.21 does not relate to employee benefits matters, which are addressed in part in Section 4.6(b) and in Section 4.11.

                      SECTION 4.22.  Certain Payments.  Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or (d) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

      Parent and Merger Sub jointly and severally represent and warrant to the Company:

                      SECTION 5.1.  Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

                      SECTION 5.2.  Authority; Noncontravention.

                      (a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time Parent will cause the sole stockholder of Merger Sub to approve this Agreement and the Merger) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                      (b)           Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

                      SECTION 5.3.  Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange and filings under the state securities or “blue sky” Laws, (ii) the filing of the Articles of Merger with the SCC and the issuance of a certificate of merger by the SCC pursuant to the VSCA,  (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, Non-U.S. Antitrust Laws, (v) any filings required under the Connecticut Transfer Act, the New Jersey Industrial Site Recovery Act or any other real property transfer Law or Environmental Law and (vi) the matters disclosed under Section 4.4.2 of the Company Disclosure Letter, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                      SECTION 5.4.  Information Supplied.

                      (a)           The Schedule TO and any amendments or supplements thereto, when filed with the SEC, and the Offer Documents and any amendments or supplements thereto, when distributed or disseminated to the Company’s shareholders, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that Parent and Merger Sub make no representation or warranty with respect to information supplied specifically by or on behalf of the Company for inclusion or incorporation by reference in the Schedule TO and the Offer Documents.

                      (b)           The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (x) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and the Merger, and (y) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing with the SEC of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof to the Company’s shareholders.

                      SECTION 5.5.  Ownership and Operations of Merger Sub.  Parent, directly or indirectly, owns beneficially all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                      SECTION 5.6.  Financing.  Parent has, and will have at the Acceptance Time and at the Effective Time, sufficient funding to enable Parent to purchase or acquire, directly or indirectly, all of the shares of Company Common Stock outstanding on a fully diluted basis pursuant to the Offer and the Merger, to pay all related fees and expenses and to perform its other obligations hereunder, including payment of the aggregate Offer Price, Merger Consideration, Option Consideration, Unit Award Consideration and Phantom Share Award Consideration, as applicable, and paying the fees and expenses of Parent and the Company relating to the Transactions.

                      SECTION 5.7.  Brokers and Other Advisors.  Except for J.P. Morgan Securities Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

                      SECTION 5.8.  Parent Ownership of Company Common Stock.  In the past three years, neither Parent nor any of its Subsidiaries has been and, as of immediately prior to Merger Sub’s purchase of shares of Company Common Stock pursuant to the Offer, neither Parent nor any of its Subsidiaries will be a “beneficial owner” (as such term is defined in Article 14 (Affiliated Transactions) of the VSCA), of 10% or more of any class of the outstanding voting shares of the Company.

                      SECTION 5.9.  SIX Documents; Undisclosed Liabilities.  (a) Parent has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed  by Parent with the SIX pursuant to the relevant rules, regulations, directives, circulars, forms, schemes, requests and other requirements of the SIX (collectively, the “SIX Rules”) since January 1, 2010 (the “Parent SIX Documents”).  As of their respective SIX filing dates, each Parent SIX Document complied in all material respects with the requirements of the SIX Rules applicable to such Parent SIX Document, and none of the Parent SIX Documents as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                      (b)           The consolidated financial statements of Parent included in the Parent SIX Documents comply as to form in all material respects with the published rules and regulations of the SIX with respect thereto, (ii) have been prepared in accordance with international financial reporting standards (“IFRS”) (except, in the case of unaudited semi-annual statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited semi-annual statements, to normal year-end adjustments).

                      (c)           Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with IFRS or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the filed Parent SIX Documents, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) as relate to Taxes or (v) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                      SECTION 5.10.  Legal Proceedings.  There is no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                      SECTION 5.11.  Certain Business Relationships.  Neither Parent nor any of its affiliates is a party to any Contract with any director, officer or employee of the Company or any Company Subsidiary.

ARTICLE VI

Additional Covenants and Agreements

                      SECTION 6.1.  Preparation of the Proxy Statement; Shareholders Meeting.

                      (a)           If the approval of this Agreement or the Plan of Merger by the Company’s shareholders is required by applicable Law, as soon as reasonably practicable following the Acceptance Time, or if the Subsequent Offering Period is made available, following the expiration date of the Subsequent Offering Period, the Company, acting through the Company Board, shall in accordance with applicable Law, its articles of incorporation and bylaws and the rules of the New York Stock Exchange:  (i) duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following clearance with the SEC of the Company Proxy Statement for the purpose of securing the Company Shareholder Approval (such meeting, and any postponement or adjournment thereof, the “Company Shareholders Meeting”), (ii) except to the extent that the Company Board has effected or effects a Company Adverse Recommendation Change prior to the Acceptance Time in accordance with the terms of Section 6.3, include in the Company Proxy Statement the Merger Recommendation and the written opinion of the Financial Advisors and (iii) solicit from holders of shares of Company Common Stock proxies in favor of the adoption of this Agreement, the related Plan of Merger and the Merger.

                      (b)           If the approval of this Agreement or the Plan of Merger by the Company’s shareholders is required by Law, the Company shall, as soon as reasonably practicable following the Acceptance Time, or if the Subsequent Offering Period is made available, following the expiration date of the Subsequent Offering Period, the Company shall (i) prepare and file with the SEC the Company Proxy Statement, (ii) mail to its shareholders the Company Proxy Statement and (iii) otherwise comply in all material respects with all legal requirements applicable to the Company Shareholders Meeting.  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish as soon as reasonably practicable to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement.  The Company shall use its reasonable best efforts to resolve all outstanding comments from the staff of the SEC relating to any of the Company’s SEC filings (in consultation with Parent) with respect to the Company Proxy Statement as promptly as reasonably practicable after receipt thereof and to cause the Company Proxy Statement to be mailed to the Company’s Shareholders as promptly as reasonably practicable after the Company Proxy Statement is cleared with the SEC.  Each of Parent, Merger Sub and the Company agree to correct as soon as reasonably practicable any information provided by it for use in the Company Proxy Statement which shall have become false or misleading.  If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Company Proxy Statement so that the Company Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.  The Company shall as promptly as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

                      (c)           At the Company Shareholders Meeting, Parent shall vote, and cause each of its Subsidiaries to vote, all shares of Company Common Stock owned by Parent and its Subsidiaries, including all shares of Company Common Stock purchased pursuant to the Offer in favor of the adoption and approval of this Agreement, the related Plan of Merger and the Merger.

                      (d)           Immediately following the execution of this Agreement, Parent shall cause the sole shareholder of Merger Sub to approve this Agreement and the Plan of Merger.

                      SECTION 6.2.  Conduct of Business.  Except as expressly permitted by this Agreement, as consented to by Parent (such consent not to be unreasonably withheld or delayed, provided that consent to any actions described in Sections 6.2(a), 6.2(c), 6.2(e), 6.2(f), 6.2(h) and 6.2(n) shall be at Parent’s sole discretion) or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, with the intent that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as disclosed on Section 6.2 of the Company Disclosure Letter, as consented to by Parent (such consent not to be unreasonably withheld or delayed, provided that consent to any actions described in Sections 6.2(a), 6.2(c), 6.2(e), 6.2(f) 6.2(h) and
6.2(n) shall be at Parent’s sole discretion) or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

                      (a)           (i) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests (or any rights to receive benefits measured by the value of its equity interests), or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests (or any rights to receive benefits measured by the value of its equity interests), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests (or any rights to receive benefits measured by the value of its equity interests) or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests (or any rights to receive benefits measured by the value of its equity interests); (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests (or any rights to receive benefits measured by the value of its equity interests), or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests (or any rights to receive benefits measured by the value of its equity interests); (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such (except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent or to another wholly owned Company Subsidiary); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related Contract;

                      (b)           incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than  (i) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any Company Subsidiary, (ii) letters of credit issued in the ordinary course of business consistent with past practice, (iii) borrowings made by the Company in the ordinary course of business under the Company’s revolving credit facility and accounts receivable facility set forth in Section 6.2(b) of the Company Disclosure Letter, and guarantees of such borrowings issued by the Company’s Subsidiaries to the extent required under the terms of such credit facility, (iv) any other indebtedness incurred in the ordinary course of business and having an aggregate principal amount outstanding that is not in excess of $10,000,000, (v) indebtedness incurred in connection with the refinancing of any indebtedness existing on the date hereof or permitted to be incurred, assumed or otherwise entered into hereunder and (vi) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company;

                      (c)           sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than a Permitted Lien, any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless assets, (iii) sales, transfers, leases, mortgages, encumbrances or other dispositions among the Company and its Subsidiaries and (iv) any other sales, transfers, leases, mortgages, encumbrances or other dispositions of assets with a value that is not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

                      (d)           make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $1,000,000 individually or $5,000,000 in the aggregate, except for any such capital expenditures provided for in the Company’s 2011 Capital Expenditure Plan (the “CapEx Plan”) set forth in Section 6.2(d) of the Company Disclosure Letter;

                      (e)           directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person (other than any Company Subsidiary) or (ii) except in the ordinary course of business consistent with past practice, any assets that, individually, have a purchase price in excess of $1,000,000 or, in the aggregate, have a purchase price in excess of $5,000,000, other than capital expenditures made pursuant to Section 6.2(d) above;

                      (f)            make any investment in excess of $1,000,000 (by contribution to capital, property transfers, purchase of securities or otherwise) in, or any loan or advance in excess of $1,000,000 (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than (i) a direct or indirect wholly owned Subsidiary of the Company, (ii) in the ordinary course of business consistent with past practice or (iii) trade credit or other loans or advances extended to customers in connection with ordinary course commercial activity consistent with past practice;

                      (g)           other than in the ordinary course of business consistent with past practice in the case of clauses (i), (ii) and (iv) below, (i) enter into, terminate, amend, modify, renew, accelerate, cancel or waive any Material Contract or any material right under any Material Contract, which if so entered, terminated, amended, modified, renewed, accelerated, canceled or waived would reasonably be expected to adversely affect the Company and its Subsidiaries in any material respect, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, other than (A) use restrictions in confidentiality or non-disclosure agreements, (B) exclusive distribution agreements entered into in the ordinary course of business consistent with past practice and (C) scope of use restrictions in licenses to Intellectual Property, (iii) amend or modify the Engagement Letter, (iv) enter into any Contract with a customer or supplier that would be a Material Contract if entered prior to the date hereof and would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions or (v) release any Person from, or modify or waive any provision of, any standstill or similar agreement (except to permit the making of a Takeover Proposal in connection with the exercise of the Company’s rights under Section 6.3);

  (h)           without limiting the restrictions set forth in clause (a) above, increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any director, officer or employee, other than (i) as required pursuant to the terms of any Company Plan as in effect on the date of this Agreement and (ii) any such actions with respect to, or in respect of, current or future employees (other than executive officers of the Company) that are not material and are made in the ordinary course of business and in amounts and in a manner consistent with past practice; provided, however, that notwithstanding the exception set forth in the foregoing clause (ii), neither the Company nor any of its Subsidiaries shall enter into any new severance, retention or bonus plans, agreements or arrangements with current employees without the prior written consent of Parent;

                      (i)            make or change any election, file any amendment, enter into any closing agreement, settle any claim or assessment or surrender any right to claim a refund or obtain any ruling, in each case with respect to any Taxes or Tax Returns that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

                      (j)            make any material changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

                      (k)           amend the Company Charter Documents, or amend any of the Subsidiary Documents in a manner adverse to the Company and its Subsidiaries;

                      (l)            adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

                      (m)           pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or settle any litigation, proceeding or investigation, in each case in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                      (n)           take any action to increase the vote required for the Company Shareholder Approval above the vote set forth in Section 4.3(d); or

                      (o)           agree, in writing or otherwise, to take any of the foregoing actions.

                      SECTION 6.3.  No Solicitation by the Company; Etc.

                      (a)           The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided within the last twelve months to such parties by the Company, its Subsidiaries or Representatives.  The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit or initiate, or knowingly cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute a Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any merger or other agreement, agreement in principle, letter of intent, term sheet, joint venture agreement, partnership agreement or other similar instrument constituting or related to any Takeover Proposal; provided, however, that if after the date hereof but prior to the Acceptance Time the Company Board receives an unsolicited, bona fide written Takeover Proposal made after the date hereof but prior to the Acceptance Time, in circumstances not involving a breach of this Agreement, and the Company Board determines in its good faith judgment that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may, at any time prior to the Acceptance Time (but in no event after the Acceptance Time) and after providing Parent not less than 24 hours prior written notice of such determination by the Company Board (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less restrictive with respect to the confidentiality treatment of information by such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company provides Parent, in accordance with the terms of the Confidentiality Agreement, any non-public information with respect to the Company furnished to such other Person which was not previously furnished to Parent and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.3 by the Company.  The Company shall promptly provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph.

                      (b)           In addition to the other obligations of the Company set forth in this Section 6.3, the Company shall promptly advise Parent, orally and in writing of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the terms and conditions of such Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Takeover Proposal) and of the status of any such discussions or negotiations.

                      (c)           Except as expressly permitted by this Section 6.3(c), neither the Company Board nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the recommendation by the Company Board that shareholders of the Company accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and approve this Agreement (the “Company Board Recommendation”) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.3(a)) (each, a “Company Acquisition Agreement”).  Notwithstanding the foregoing, (x) the Company Board may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, if the Company Board determines in its good faith judgment, after consulting with outside counsel, that the failure to make such withdrawal, modification, or recommendation would be inconsistent with the Company Board’s fiduciary duties to the Company’s shareholders under Virginia Law, and (y) if the Company Board receives after the date hereof but before the Acceptance Time an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that the Company Board determines in its good faith judgment constitutes a Superior Proposal, the Company Board may, in response to such Superior Proposal and after the expiration of the five Business Day period described below (but in no event later than the Acceptance Time), enter into a Company Acquisition Agreement with respect to such Superior Proposal if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to
Section 8.1(c)(ii) and paid the Termination Fee required pursuant to Section 8.3, but only after the fifth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board is prepared to enter into a Company Acquisition Agreement with respect to such Superior Proposal (which notice shall include the most current versions of such agreement and proposal) and terminate this Agreement, and only if, during such five Business Day period, the Company and its representatives shall have negotiated in good faith with Parent and Parent’s representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the transactions contemplated by this Agreement on such adjusted terms and, at the end of such five Business Day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such written notice, the Company Board has again in good faith made the determination referred to above in this clause (y).  In the event of any material change to the material terms of a Superior Proposal, the Company shall, in each case, make the determination referred to above in clause (y), except that the notice period shall be at least three Business Days (rather than the five Business Days otherwise contemplated by clause (y) above).

                      (d)           For purposes of this Agreement:

      “Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions or by merger, consolidation or otherwise) of 15% or more of any class of equity securities of the Company or (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of the Company, other than the Transactions.

      “Superior Proposal” means a bona fide written offer, obtained after the date hereof but prior to the Acceptance Time and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the Company’s shareholders from a financial point of view than the Offer, the Merger and the other Transactions, taking into account at the time of determination (i) any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and (ii) the financial, regulatory, legal and other aspects and terms of such proposal and the third party.

                      (e)           Nothing in this Section 6.3 shall prohibit the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any disclosure to its shareholders required pursuant to the rules and regulations of the SEC if the Company Board determines, in its good faith judgment, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.3(c).

                      SECTION 6.4.  Reasonable Best Efforts.

                      (a)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and (iv) subject to Section 6.3, make solicitations and recommendations to the holders of Company Common Stock for purposes of causing the Minimum Condition to be satisfied, including, upon Parent’s request, preparing with Parent and Merger Sub a joint presentation to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Offer and the Merger.  For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Non-U.S. Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

                      (b)           In furtherance and not in limitation of the foregoing, Parent and the Company each shall, in consultation and cooperation with the other and as promptly as practicable and without undue delay: (i) no later than July 28, 2011, file a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) file a merger notification with each of the relevant national competition authorities of the Member States of the European Economic Area where such filing would be required by the applicable Laws of the respective Member State, or, if Parent and the Company agree that it would be more expeditious to do so, file a reasoned submission on Form RS pursuant to 4(5) of Regulation (EC) No 139/2004 with the European Commission, using reasonable best efforts to file as soon as possible and if possible within 20 Business Days after the date of this Agreement, taking into account the exigencies of each jurisdiction’s merger control procedures and practices, and in all cases the Company agrees to provide Parent as promptly as practicable with such assistance as Parent reasonably requests for the purposes of filing such notification and, if such a filing is made, each party agrees to supply as promptly as practicable any additional information and documentary material that may be required or requested by the relevant national competition authority and to use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 6.4 necessary to obtain a decision from the relevant national competition authority approving the Transactions as soon as practicable; (iii) file all other appropriate filings required under any Non-U.S. Antitrust Law; and (iv) file all other appropriate filings required by any other Governmental Authority.  The Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

                      (c)           Each of the parties hereto agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Government Authority, and each of the parties hereto shall, and, subject to the terms and conditions of this Agreement, shall cause each of its Subsidiaries to, promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any applicable Law (including Antitrust Laws) that may be asserted or required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to close the Transactions as promptly as practicable, and in any event prior to the Walk-Away Date, including negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, licensing or disposition or the restricted use or operation (a “Divestiture or Restriction”) of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto; provided that, notwithstanding anything in this Section 6.4 to the contrary, under no circumstances shall Parent be required to negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, any Divestiture or Restriction of (i) any assets, properties or businesses of Parent and its Subsidiaries not primarily used in the biocides business or (ii) any assets, properties or businesses primarily used in Parent’s biocides business, or any assets, properties or businesses of the Company and its Subsidiaries to be acquired by Parent pursuant hereto, in each case, the sale divestiture, licensing or disposition or the restricted use or operation of which would reasonably be expected to be material, individually or in the aggregate, to the revenues or profitability of the combined biocides businesses of Parent, the Company and their respective Subsidiaries, taken as a whole immediately following the Effective Time.  The Company shall not, without Parent’s prior written consent, commit to any Divestiture or Restriction of any assets, properties or businesses or agree to any other restriction on its business. Notwithstanding anything in this Section 6.4 to the contrary, (1) under no circumstances shall either party be required to negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, any Divestiture or Restriction of any assets, properties or businesses unless such Divestiture or Restriction is conditioned upon the occurrence of the Acceptance Time and (2) nothing in this Section 6.4 shall require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding brought by a Governmental Authority challenging any of the Transactions as violative of any Antitrust Law.

                      (d)           In connection with and without limiting the foregoing, each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, any Non-U.S. Antitrust Law or otherwise required by a Governmental Authority in connection with the Transactions, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Authority regarding the Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any U.S. or foreign Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement and the Transactions and (iv) comply with any inquiry or information or document request from the FTC, the DOJ or any other U.S. or foreign Governmental Authority as promptly as reasonably practicable.  Any such additional information shall be in substantial compliance with the requirements of the HSR Act, the applicable Non-U.S. Antitrust Law or such other applicable Law, as the case may be.  Parent agrees not to extend, directly or indirectly, any waiting period under the HSR Act, any Non-U.S. Antitrust Law or any other applicable Law or enter into any agreement with a Governmental Authority to delay or not to consummate the Transactions, except with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed). Each of Parent and the Company may designate any non-public, competitively-sensitive information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.

  (e)           Parent and the Company shall cooperate in good faith in devising and implementing the strategy for obtaining any necessary clearances under Antitrust Laws, including any determination to extend, directly or indirectly, any waiting period under the HSR Act, any Non-U.S. Antitrust Law or any other applicable Law, and shall coordinate all meetings and communications with any Governmental Authority in connection with obtaining any such clearances.  Parent and the Company shall each consult the other party in advance and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such clearances and consult with the other party prior to taking any material substantive position in any written submissions or discussions with Governmental Authorities.  Parent and the Company shall each provide the other with the opportunity to attend any meetings with any Governmental Authority in connection with obtaining any necessary clearances under Antitrust Laws.

  (f)            Notwithstanding anything to the contrary contained in this Agreement, each of Parent and Merger Sub shall take all action necessary to ensure that Parent and Merger Sub obtain the financing necessary to fund the Offer, the Merger, and any other Merger Transactions in accordance with the terms and conditions set forth in this Agreement.

                      SECTION 6.5.  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

                      SECTION 6.6.  Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives reasonable access during normal business hours  (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish as promptly as reasonably practicable to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws (and the Company shall deliver to Parent a copy of each report, schedule and other document proposed to be filed or submitted by the Company pursuant to the requirements of Federal securities Laws not less than two Business Days prior to such filing) and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.  Notwithstanding the immediately preceding sentence, neither the Company nor any of its Subsidiaries shall be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality agreement with a third party; provided, that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such access or the disclosure of such information and shall disclose or describe such information to the fullest extent possible (in the Company’s reasonable judgment) consistent with its obligations under the terms of the applicable confidentiality agreement; or (b) the Company determines in good faith that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries, violate applicable Law or result in significant antitrust risk for the Company or any of its Subsidiaries.  Except for disclosures permitted by the terms of the Confidentiality Agreement, Parent and its Representatives shall hold information received from the Company pursuant to this Section 6.6 in confidence in accordance with the terms of the Confidentiality Agreement.  No investigation, or information received, pursuant to this Section 6.6 will modify any of the representations and warranties of the parties hereto.

                      SECTION 6.7.  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause an Offer Condition not to be satisfied, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

                      SECTION 6.8.  Indemnification and Insurance.

                      (a)           All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors  (collectively, the “Indemnitees”) as provided in the Company Charter Documents, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnitee and the Company or any of the Company Subsidiaries (i) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their respective terms with respect to any claims against any such Indemnitee arising out of such acts or omissions prior to the Effective Time and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnitee.  Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

                      (b)           Parent shall obtain, at the Acceptance Time, prepaid run-off directors’ and officers’ liability insurance policies and fiduciary liability policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning at the Acceptance Time and ending six years from the Effective Time, covering each Indemnitee and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnitee than those of the Company’s existing directors’ and officers’ liability insurance policies and fiduciary liability policies as of the date hereof (the “Existing D&O Policies”); provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies (which amount, as of the date hereof, the Company represents and warrants is set forth in Section 6.8(b) of the Company Disclosure Letter) (the “Maximum Amount”); provided further that if the annual premium of such insurance coverage exceeds the Maximum Amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policy available for an annual premium equal to the Maximum Amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnitee.

                      (c)           In the event that (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.8.

  (d)           The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 6.8 applies without the consent of such affected Indemnitee.  The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnitee is entitled, whether pursuant to Law, contract or otherwise.

                      SECTION 6.9.  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

                      SECTION 6.10.  Fees and Expenses.  Except as provided in Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.  Other than any Taxes imposed upon a holder of Shares, Options, Performance Unit Awards, Restricted Stock Unit Awards or Phantom Share Awards, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other similar Taxes or fees).

                      SECTION 6.11.  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be required by applicable Law to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

                      SECTION 6.12.  New York Stock Exchange Delisting; Deregistration.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the de-listing by the Surviving Corporation of the Company Common Stock from the New York Stock Exchange and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

                      SECTION 6.13.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                      SECTION 6.14.  Merger Without Meeting of Shareholders.  If, after the consummation of the Offer and any exercise of the Top-Up Option, the number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and their respective Subsidiaries collectively represent at least 90% of the then outstanding shares of Company Common Stock, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may reasonably request in order to, cause the Merger to be completed as promptly as reasonably practicable without a Company Shareholders Meeting or Company Shareholder Approval as provided in Article 12 Section 13.1-719 of the VSCA, and otherwise as provided in this Agreement.

                      SECTION 6.15.  Employee Matters.

  (a)           During the period commencing at the Acceptance Time and ending six months after the Acceptance Time (the “Continuation Period”), Parent shall provide or cause the Company and the Surviving Corporation to provide to each individual who is employed by the Company or any of its Subsidiaries primarily in the United States immediately prior to the Acceptance Time, other than any such individual who is employed pursuant to a collective bargaining agreement or union contract (each, a “Continuing Employee”), employee benefits and wages and salaries that are comparable in the aggregate to customary industry levels of  employee benefits and wages and salaries or the employee benefits and wages and salaries that are provided by Parent to similarly situated employees; provided, however, that in no event shall Parent be required to provide any portion of compensation to any Continuing Employee in the form of an equity award; provided further that this Section 6.15(a) shall not address severance benefits, which are addressed by Section 6.15(b).

  (b)           Without limiting the generality of Section 6.15(a), during the Continuation Period, Parent shall or shall cause the Company and the Surviving Corporation to provide to each Continuing Employee whose employment is terminated by Parent, the Company, the Surviving Corporation or any of their respective Affiliates during the Continuation Period, severance and termination benefits (taking into account for such purpose such Continuing Employee’s service with the Company and its Subsidiaries in accordance with Section 6.15(c)) that are no less favorable than the severance and termination benefits that such Continuing Employee would have been eligible to receive pursuant to the Company Plan that would have determined such Continuing Employee’s severance and termination benefits immediately prior to the Acceptance Time.

  (c)           With respect to all employee benefits plans, programs and arrangements maintained by Parent, the Surviving Corporation and their respective Affiliates (collectively, the “Surviving Company Plans”), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or such Subsidiaries, to the extent service with the predecessor employer is recognized by the Company or such Subsidiaries) shall be treated for all purposes as service with Parent, the Surviving Corporation and their respective Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

  (d)           Nothing contained in this Agreement, express or implied, (i) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a direct party to, or a third party beneficiary of, this Agreement or (ii) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plans, program or arrangement for his or her rights thereunder.

  (e)           Nothing contained in this Agreement, express or implied, shall prohibit Parent, the Company or the Surviving Corporation from, subject to applicable Law, adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to Continuing Employees.  No provision of this Agreement shall be construed as a limitation on the right of Parent, the Company or the Surviving Corporation, as applicable, to suspend, amend, modify or terminate any employee benefit plan.  Further, (i) no provision of this Agreement shall be construed as an amendment to any employee benefit plan and (ii) no provision of this Agreement shall be construed as limiting Parent’s, the Company’s or the Surviving Corporation’s discretion and authority, as applicable, to interpret the respective employee benefit and compensation plans, agreements arrangements, and programs, in accordance with their terms and applicable Law.

                      SECTION 6.16.  Merger Sub and Surviving Corporation Compliance.  Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

ARTICLE VII

Conditions to the Merger

                      SECTION 7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

                      (a)           Company Shareholder Approval.  If required by the VSCA, the Company Shareholder Approval shall have been obtained.

                      (b)           No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

                      (c)           Purchase of Shares.  Merger Sub shall have accepted for purchase and paid for the shares of Company Common Stock tendered pursuant to the Offer.

                      SECTION 7.2.  Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any Offer Condition or any condition set forth in Section 7.1 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement, to act in good faith or to use the standard of efforts required to be used by such party pursuant to this Agreement to consummate the Transactions, including as required by and subject to Section 6.4.  The Company may not rely on the failure of any condition set forth in Section 7.1 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement, to act in good faith or to use the standard of efforts required to be used by it pursuant to this Agreement to consummate the Transactions, including as required by and subject to Section 6.4.

ARTICLE VIII

Termination

                      SECTION 8.1.  Termination.  This Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the Acceptance Time, notwithstanding the receipt of the Company Shareholder Approval:

                      (a)           by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent; or

                      (b)           by either of the Company or Parent:

  (i)           if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

  (ii)           if the Offer shall have expired pursuant to its terms (taking into account all extensions made in accordance with Section 1.1 hereof) without any shares of Company Common Stock being purchased therein, provided, however that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of Merger Sub to purchase shares of Company Common Stock in the Offer;

  (iii)           if no shares of Company Common Stock shall have been purchased pursuant to the Offer on or before the Walk-Away Date;  provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Offer to be so consummated by the Walk-Away Date; or

                      (c)           by the Company:

  (i)           if Merger Sub shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is in material breach of Article I;

  (ii)           if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.3; provided that (x) prior to or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 8.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee has been paid to Parent) and (y) the Company shall also have complied with all the other requirements of Section 6.3;

  (iii)           if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has had and would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (B) has not been cured or is not capable of being cured prior to the Walk-Away Date; or

                      (d)           by Parent:

  (i)           if  (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company Board or any committee thereof shall have failed to publicly reconfirm the Company Board Recommendation within 10 Business Days after receipt of a written request from Parent that it do so if such request is made following (x) the public announcement of any Takeover Proposal, (y) the making of any Takeover Proposal directly to the Company’s shareholders or (z) any Takeover Proposal becoming otherwise publicly known; or

  (ii)           if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the conditions set forth in clause (c)(ii) of Annex A and (B) has not been cured or is not capable of being cured prior to the Walk-Away Date.

                      SECTION 8.2.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the third sentence of Section 1.4(c), the first sentence of Section 4.19, Section 5.7, the penultimate sentence of Section 6.6, Sections 6.10, 8.2 and 8.3, and Article IX, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 8.3, and (ii) nothing shall relieve any party from liability for fraud or any willful and material breach of this Agreement.

                      SECTION 8.3.  Termination Fee.

  (a)           In the event that:

  (i)    (A) a Takeover Proposal shall have been made directly to its shareholders generally, any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes publicly known and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii) because of a failure to satisfy the Minimum Condition and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date this Agreement is terminated;

  (ii)           this Agreement is terminated by Parent pursuant to Section 8.1(d)(i); or

  (iii)          this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii);

  (iv)          then in any such event under clause (i), (ii) or (iii) of this Section 8.3(a), the Company shall pay to Parent a termination fee of $40,000,000 in cash (the “Termination Fee”).

For purposes of Section 8.3(a)(i), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 6.3(d) except that all references to 15% shall be deemed references to 50%.

                      (b)           Any payment required to be made pursuant to clause (i) of Section 8.3(a) shall be made to Parent within three Business Days following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (ii) of Section 8.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 8.1(d)(i) (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment following such termination); any payment required to be made pursuant to clause (iii) of Section 8.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 8.1(c)(ii).  All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

                      (c)           The Company acknowledges that the fee and the other provisions of this Section 8.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, in the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 8.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 2.00%.  In addition, if the Company shall fail to pay such fee when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee.  The Company acknowledges and agrees that in the event of a breach of this Agreement, the payment of the Termination Fee shall not constitute the exclusive remedy available to Parent.

ARTICLE IX

Miscellaneous

                      SECTION 9.1.  No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Letter, except to the extent actually set forth herein or therein.  The representations and warranties in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

                      SECTION 9.2.  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by the shareholders of the Company, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company after the Acceptance Time shall include the Independent Director Approval contemplated by Section 1.5); provided, however, that following approval of the Transactions by the shareholders of the Company, if required, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

                      SECTION 9.3.  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided that in the case of the Company following the Acceptance Time, the Independent Director Approval contemplated by Section 1.5 is obtained.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                      SECTION 9.4.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 9.4 shall be null and void.

                      SECTION 9.5.  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                      SECTION 9.6.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with Annex A hereto, the Company Disclosure Letter and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.  Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of book-entry shares and the provisions of Section 3.3 shall be enforceable by holders of Options, Restricted Stock Unit Awards, Performance Unit Awards and Phantom Share Awards.

                      SECTION 9.7.  Governing Law; Jurisdiction; Waiver of Jury Trial.

                      (a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Virginia, without regard to the conflicts of law rules of such state.

                      (b)           Each party agrees that any dispute or disagreement between or among any of the parties as to the interpretations of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety solely in the United States District Court for the Eastern District of Virginia and any reviewing appellate court thereof.  If the United States District Court for the Eastern District of Virginia, or any reviewing appellate court thereof, finds that it does not have jurisdiction over the dispute or disagreement, then and only then can the parties proceed in state court and the parties hereby agree that any such dispute will only be brought in state court in Richmond, Virginia.  Each party consents to personal and subject matter jurisdiction and venue in such Virginia federal or state courts (as the case may be) and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reasons of their present or future domiciles, or for any other reason.  The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Parent hereby irrevocably designates CT Corporation System (in such capacity, the “Process Agent”), with an office at 4701 Cox Road, Suite 301, Glen Allen, Virginia, as its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any action, suit or other proceeding arising out of or relating to this Agreement or the Transactions, and such service shall be deemed effective and complete upon delivery thereof to the Process Agent.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.9 shall be deemed effective service of process on such party.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

                      (c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                      SECTION 9.8.  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.7(b), without proof of damages or bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement, including, for the avoidance of doubt, the right of the Company to cause Parent and Merger Sub to obtain the financing in accordance with Section 6.4(e).  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.

                      SECTION 9.9.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

  If to Parent or Merger Sub, to:

  Lonza Group Ltd.
  Münchensteinerstrasse 38
  CH-4002 Basel, Switzerland
  Attention:  Marc Funk, Group General Counsel, Senior Vice
                     President
  Facsimile:  +41 61 316 94 87

  and

  Lonza America, Inc.
  90 Boroline Road
  Allendale, New Jersey 07401
  Attention:  Scott Waldman, U.S. General Counsel
  Facsimile:  +1 201 696 3632

  with a copy (which shall not constitute notice) to:

  Jenner & Block LLP
  919 Third Avenue
  New York, NY 10022
  Attention:  Kevin T. Collins and Tobias L. Knapp
  Facsimile:  (212) 909-0834 and (212) 909-0820

  If to the Company, to:

Arch Chemicals, Inc. 501 Merritt Seven P.O. Box 5204 Norwalk, CT 06856-5204
Attention:	Senior Vice President, Strategic Development
Chief Legal Officer
Facsimile: (203) 229-2613

  with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475
Attention:	Robert I. Townsend III
Damien R. Zoubek
Facsimile: (212) 474-3700

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

                      SECTION 9.10.  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                      SECTION 9.11.  Definitions.

                      (a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

  “Action” shall mean any injunction, judgment, ruling, order, decree, action, proceeding, litigation, suit, hearing, examination, inquiry, audit, arbitration, cause of action, claim, lawsuit, notice of violation, citations, summons, subpoena, complaint, criminal prosecution, governmental or other administrative proceeding, whether at law or at equity, public or private, formal or informal, before or by any court or Governmental Authority, arbitrator or other tribunal.

  “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

  “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

  “Company Savings Plans” shall mean the Arch Chemicals, Inc. Contributing Employee Ownership Plan or the Arch Chemicals BV Employee Share Participation Scheme.

  “GAAP” shall mean generally accepted accounting principles in the United States.

  “Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  “Knowledge” shall mean (i) as it relates to the Company, the actual knowledge as of the date hereof of those individuals set forth on Section 9.11(i) of the Company Disclosure Letter and (ii) as it relates to Parent, the actual knowledge as of the date hereof of those executive officers identified to the Company in writing at the date hereof.

  “Non-U.S. Laws” shall mean Laws of any country or jurisdiction other than the United States and its territories and possessions.

  “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

  “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.  References to “significant” Subsidiaries shall refer to those Subsidiaries that are a “significant subsidiary” of the Company, as such term is defined in Rule 1-02 of Regulation S-X of the Exchange Act.

  “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, the Offer and the Top-Up Option.

The following terms are defined on the page of this Agreement set forth after such term below:

Acceptance Time	7	Company Stockholder Approval	21
Agreement	2	Compensation Committee	6
Antitrust Laws	52	Confidentiality Agreement	6
Articles of Merger	10	Contract	21
Balance Sheet Date	24	Controlled Group	30
Bankruptcy and Equity Exception	20	Copyrights	37
CapEx Plan	47	Divestiture or Restriction	53
Certificate	12	Effect	17
Closing	10	Effective Time	10
Closing Date	10	Engagement Letter	39
Code	14	Environmental Laws	33
Company	2	ERISA	28
Company Acquisition Agreement	50	Exchange Act	3
Company Adverse Recommendation Change	50	Existing D&O Policies	57
Company Affiliates	40	Expiration Date	4
Company Board	20	Fairness Opinion	39
Company Board Recommendation	50	Filed Company SEC Documents	17
Company Charter Documents	18	Hazardous Materials	34
Company Common Stock	2	IFRS	43
Company Contracts	35	Indemnitees	57
Company Deferred Compensation Plans	16	Independent Director Approval	8
Company Disclosure Documents	26	Independent Directors	8
Company Disclosure Letter	17	Intellectual Property	37
Company Employee	28	Laws	25
Company IP	37	Liens	18
Company Material Adverse Effect	17	Marks	37
Company Plan	28	Material Contract	35
Company Preferred Stock	19	Maximum Amount	57
Company SEC Documents	22	Merger	2
Company Shareholders Meeting	44	Merger Consideration	11
Company Stock Plans	16	Merger Recommendation	21
		Merger Sub	2
		Minimum Condition	A-1

Non-U.S. Antitrust Laws	22	Restricted Stock Unit Award	15
Non-U.S. Company Plan	28	SCC	10
Offer	2	Schedule 14D-9	5
Offer Conditions	3	Schedule TO	4
Offer Documents	4	SEC	4
Offer Price	2	Securities Act	9
Offer to Purchase	4	SIX Rules	43
Option	15	Specified Deferred Share Arrangement	16
Option Consideration	14	Subsequent Offering Period	4
OSS License	37	Subsidiary Documents	19
Parent	2	Superior Proposal	51
Parent Material Adverse Effect	41	Surviving Company Plans	60
Parent SIX Documents	43	Surviving Corporation	10
Patents	37	Takeover Proposal	51
Paying Agent	12	Tax Returns	28
Performance Unit Award	15	Taxes	27
Permits	25	Termination Condition	A-2
Permitted Liens	36	Termination Fee	63
Phantom Share Award	15	Title IV Plan	29
Phantom Share Award Consideration	15	Top-Up Closing	9
Plan of Merger	2	Top-Up Option	8
Policies	38	Top-Up Shares	8
Process Agent	66	Trade Secrets	37
Promissory Note	9	U.S. Company Plan	28
Proxy Statement	22	Unit Award Consideration	15
Release	34	VSCA	2
Representatives	49	Walk-Away Date	3
Restraints	61

                      SECTION 9.12.  Interpretation.

                      (a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

                      (b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LONZA GROUP LTD.

By:	/s/
Name
Title

By:	/s/
Name
Title

LG ACQUISITION CORP.

By:	/s/
Name
Title

By:	/s/
Name
Title

ARCH CHEMICALS, INC.

By:	/s/
Name
Title

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

  Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer and, subject to the rules and regulations of the SEC, may delay the acceptance for payment of or payment for shares of Company Common Stock, if at any scheduled expiration date of the Offer:

                      (a)           there shall not have been validly tendered and not withdrawn a number of shares of Company Common Stock that, together with the shares of Company Common Stock, if any, then owned by Parent, Merger Sub or any of their respective Subsidiaries, would represent more than two-thirds of the outstanding shares of Company Common Stock on a fully diluted basis on the date of purchase (which means, as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for shares of Company Common Stock or otherwise, after giving effect to Section 3.3 of the Merger Agreement) (the “Minimum Condition”);

                      (b)           (i) the applicable waiting period under the HSR Act shall not have expired or been terminated or (ii) any consents required under any Non-U.S. Antitrust Laws of the jurisdictions set forth in Section 1.01(a) of the Company Disclosure Letter in respect of the transactions contemplated by the Merger Agreement shall not have been obtained or any applicable waiting period thereunder shall have neither expired nor been terminated;

                      (c)           any of the following conditions shall exist:

  (i)    (A) there shall be any Restraint in effect preventing or prohibiting the consummation of the Offer or the Merger; provided, however, that this condition shall apply to Restraints arising under Antitrust Law only to the extent such Restraints arise under the Antitrust Laws of the United States or the other jurisdictions set forth in Section 1.01(a) of the Company Disclosure Letter; or (B) there shall be pending any Action initiated or brought by any Governmental Authority seeking to enjoin, restrain, prohibit or otherwise prevent the consummation of the Offer or the Merger or to impose limitations on the ownership of the capital stock or the business of the Company or seeking any Divestiture or Restriction that is not required to be effected pursuant to the terms of the Merger Agreement;

A-1

  (ii)        (A)(1) since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (2) (x) any representation or warranty of the Company set forth in Section 4.2 (Capitalization) of the Merger Agreement shall not be true and correct in all but de minimis respects, (y) any representation or warranty of the Company set forth in Section 4.1 (Organization, Standing and Corporate Power), Section 4.3 (Authority; Noncontravention; Voting Requirements), Section 4.18 (Opinion of Financial Advisor), Section 4.19 (Brokers and Other Advisors) or Section 4.20 (State Takeover Statutes) of the Merger Agreement shall not be true and correct in all material respects and (z) any representation or warranty of the Company set forth in Article IV of the Merger Agreement (other than the representations and warranties referred to in the foregoing clauses (x) and (y)) shall not be true and correct, other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case with respect to the foregoing clauses (x), (y) and (z), as of the date of the Merger Agreement and as of such scheduled expiration date of the Offer, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date); (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it; or (C) Parent and Merger Sub shall have failed to receive a certificate of an executive officer of the Company, dated as of the scheduled expiration date of the Offer, to the effect that none of the conditions set forth in the foregoing clauses (A) and (B) shall exist; or

  (iii)        the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination or amendment of the Offer (the “Termination Condition”).

 The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.  The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  Capitalized terms used in this Annex A and not otherwise defined shall have the respective meanings assigned thereto in the Agreement and Plan of Merger to which this Annex A is attached (the “Merger Agreement”).

A-2

EXHIBIT A

PLAN OF MERGER

merging

LG ACQUISITION CORP.,
a Virginia corporation

with and into

ARCH CHEMICALS, INC.,
a Virginia corporation

  1.  Merger.  LG ACQUISITION CORP., a Virginia corporation (the “Merged Corporation”) and a wholly owned subsidiary of LONZA GROUP LTD., a company organized under the laws of Switzerland (“Parent”), shall, upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into ARCH CHEMICALS, INC., a Virginia corporation (the “Company”).  As a result of the Merger, the separate corporate existence of the Merged Corporation shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”).  The corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

  2.  Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merged Corporation shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merged Corporation shall become the debts, liabilities and duties of the Surviving Corporation.

  3.  Articles of Incorporation.  At the Effective Time, the articles of incorporation of the Company shall be amended and restated as set forth on Schedule A attached hereto, so that they shall be identical to the articles of incorporation of the Merged Corporation as in effect as of immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Arch Chemicals, Inc.”), and shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein or by applicable law.

  4.  Bylaws.  At the Effective Time, the bylaws of the Company shall be amended and restated so that they shall be identical to the bylaws of the Merged Corporation as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be “Arch Chemicals, Inc.”), and shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein, by the articles of incorporation of the Surviving Corporation or by applicable law.

  5.  Board of Directors.  The directors of the Merged Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

  6.  Officers.  The officers of Merged Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

  7.  Manner and Basis of Converting Shares of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Merged Corporation, the Company or the holder of any shares of Company Common Stock or of any shares of capital stock of the Merged Corporation:

  (a)           Capital Stock of the Merged Corporation.  Each issued and outstanding share of capital stock of the Merged Corporation shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

  (b)           Cancellation of Subsidiary-Owned and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by any of the Company’s Subsidiaries or by Parent, the Merged Corporation or any of their respective Subsidiaries shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

  (c)           Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 7(b)), including, for the avoidance of doubt, any shares of Company Common Stock held by a Company Plan or a trust that relates to obligations pursuant to a Company Plan, shall be converted into the right to receive an amount of cash equal to $47.20 net to the seller in cash (the “Offer Price”), without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with this Plan of Merger, without interest.

2

  8.  Adjustments.  Notwithstanding any provision of this Plan of Merger to the contrary, if between the date of this Plan of Merger and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

  9.  Appraisal Rights.  In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger.

  10.  Exchange of Certificates.

  (a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to the Merger and this Plan of Merger.  Parent shall deposit such aggregate Merger Consideration in cash with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.  In no event, however, shall the investment of funds deposited with the Paying Agent, including any payment of interest or income, delay the receipt by former holders of Company Common Stock of the Merger Consideration or otherwise impair such holders’ rights hereunder.  Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash deposited with the Paying Agent so as to ensure that the Paying Agent has sufficient funds on deposit at all times to make all payments of Merger Consideration in accordance with this Plan of Merger.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein.

  (b)           Payment Procedures.  As promptly as practicable (but in no event more than three (3) Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Company and Parent may reasonably agree prior to the Acceptance Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Plan of Merger, without interest.

3

  (c)           Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Plan of Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock not in violation of the terms of this Plan of Merger or prior to the date of this Plan of Merger and which remain unpaid at the Effective Time.  At  the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein, in this Plan of Merger or by applicable Law.  Subject to the last sentence of Section 10(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Plan of Merger.

  (d)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Plan of Merger.

4

  (e)           Termination of Fund.  At any time following twelve months after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Plan of Merger, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

  (f)           No Liability.  Notwithstanding any provision of this Plan of Merger to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

  (g)         Withholding Taxes.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Plan of Merger such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made.

  11.  Amendment and Termination.  At any time prior to the Effective Time, this Plan of Merger may be amended, whether before or after approval of any of the transactions contemplated hereby by the shareholders of the Company, by written agreement of the Company, the Merged Corporation and Parent, by action taken by their respective Boards of Directors; provided, however, that following approval of the Merger by the shareholders of the Company, if required, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

  12.  Defined Terms.  As used in this Plan of Merger, the following terms shall have the meanings set forth below:

5

  (a)           “Acceptance Time” shall mean the time of acceptance for payment by the Merged Corporation of shares of Company Common Stock pursuant to the Offer in accordance with the terms and conditions of the Agreement.

  (b)           “Agreement” shall mean the Agreement and Plan of Merger, dated as of July 10, 2011, among Parent, the Merged Corporation and the Company.

  (c)           “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the United States Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.

  (d)           “Closing Date” shall mean the date of the closing of the Merger.

  (e)           “Company Common Stock” shall mean the outstanding common stock, par value $1.00 per share, of the Company.

  (f)           “Company Employee” shall mean any current, former or retired employee, director or consultant of the Company or its Subsidiaries.

  (g)          “Company Plan” shall mean (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and (ii) each other employee benefit plan, policy, agreement or arrangement, including any employment, consulting or other compensation agreement, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loan, salary continuation, health, post-retirement (including retiree medical and retiree life insurance), life insurance and educational assistance plan, policy, agreement or arrangement (including any funding mechanism now in effect or required in the future as a result of the transactions contemplated hereby or otherwise), whether formal or informal, oral or written, legally binding or not, with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, for Company Employees, other than any plan, policy, program, arrangement or understanding mandated by any applicable Non-U.S. Laws.

  (h)           “GAAP” shall mean generally accepted accounting principles in the United States.

  (i)           “Governmental Authorities” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

  (j)           “Laws” shall mean all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

  (k)           “Non-U.S. Laws” shall mean Laws of any country or jurisdiction other than the United States and its territories and possessions.

6

  (l)           “Offer” shall mean the tender offer by the Merged Corporation to purchase all of the Company Common Stock at the Offer Price, on terms and subject to the conditions set forth in the Agreement.

  (m)           “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

  (n)           “Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

  (o)           “Taxes” shall mean (A) all federal, state, local or foreign Taxes, charges, fees, imposts, duties, tariffs, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), whether contested or not, including any losses, damage, liability, expense, or additional amounts or costs incurred or imposed with respect thereto, (C) any liability in respect of any items described in clauses (A) and/or (B) payable by reason of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period (including but not limited to any liability arising pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise by operation of Law, and (D) any liability for payment of amounts described in clauses (A) through (C) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to indemnify or otherwise pay Taxes of any Person.

7